Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Verticalnet, Inc.:

We consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-30254, No. 333-30408, No. 333-34860, No. 333-109897, No. 333-112498, No. 333-119103, and No. 333-121501), in the Registration Statement on Form S-4 (No. 333-38170), and in the Registration Statements on Form S-8 (No. 333-34222, No. 333-46016, No. 333-72143, No. 333-76326, No. 333-89305, and No. 333-112705) of Verticalnet, Inc. of our report dated February 11, 2005, except as to Note 2 , which is as of March 29, 2005, with respect to the consolidated balance sheets of Verticalnet, Inc. and subsidiaries as of December 31, 2004 and 2003, and the related consolidated statements of operations, cash flows, shareholders’ equity (deficit), and comprehensive loss for each of the years in the three-year period ended December 31, 2004, and the related financial statement schedule, which report appears in the December 31, 2004 annual report on Form 10-K of Verticalnet, Inc.

Our report refers to the adoption of Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets, as of January 1, 2002.

/s/ KPMG LLP

Philadelphia, Pennsylvania

March 29, 2005